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                           SUBADVISORY AGREEMENT WITH
                 BANK OF IRELAND ASSET MANAGEMENT (U.S.) LIMITED

                           PRUDENTIAL WORLD FUND, INC.
                       PRUDENTIAL INTERNATIONAL VALUE FUND

                              SUBADVISORY AGREEMENT

       Agreement made as of this 9th day of April, 2001 between Prudential Investments Fund Management LLC ("PIFM" or the "Manager") and Bank of Ireland Asset Management (U.S.) Limited (the "Subadviser").

       WHEREAS, the Manager has entered into a Management Agreement, dated March 28, 2001 (the "Management Agreement"), with Prudential World Fund, Inc. (the "Company"), a Maryland corporation and a diversified, open-end management investment company registered under the Investment Company Act of 1940 (the "1940 Act") pursuant to which PIFM acts as Manager of the Company and is authorized to enter into agreements with subadvisers to manage all or a portion of the Company's assets; and

       WHEREAS, PIFM desires to retain the Subadviser to provide investment advisory services to the International Value Fund (the "Fund"), a series of the Company, and to manage such portion of the Fund as the Manager shall from time to time direct, and the Subadviser is willing to render such investment advisory services.

       NOW, THEREFORE, the Parties agree as follows:

       1. (a) Subject to the supervision of the Manager and the Board of Directors of the Company, the Subadviser shall manage such portion of the investment operations of the Fund as the Manager shall direct and shall manage the composition of the Fund's portfolio, including the purchase, retention and disposition thereof, in accordance with the Fund's investment objectives, policies and restrictions as stated in its prospectus and statement of additional information (such prospectus and statement of additional information as currently in effect and as amended or supplemented from time to time, being herein called the "Prospectus"), and subject to the following understandings:

              (i) The Subadviser shall provide supervision of such portion of the Fund's investments as the Manager shall direct and shall determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Fund, and what portion of the assets will be invested or held uninvested as cash.

              (ii) In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with the Articles of Incorporation and By-Laws of the Company, with the Prospectus and with the instructions and directions of the Manager and of the Board of Directors of the Company, and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations.

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              (iii)  The Subadviser shall determine the securities and other investments to be purchased or sold by such portion of the Fund, and will place orders with or through such persons, brokers, dealers or futures commission merchants (including but not limited to Prudential Securities Incorporated or any broker or dealer affiliated with the Subadviser) to carry out the policy with respect to brokerage as set forth in the Fund's Prospectus or as the Board of Directors may direct from time to time. In managing the Fund's assets, it is recognized that the Subadviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Subadviser may consider the financial responsibility, research and investment information and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which the Subadviser's other clients may be a party. It is understood that Prudential Securities Incorporated or any broker or dealer affiliated with the Subadviser may be used as principal broker for securities transactions, but that no formula has been adopted for allocation of the Fund's investment transaction business. It is also understood that it is desirable for the Fund that the Subadviser have access to supplemental investment and market research and security and economic analysis provided by brokers or futures commission merchants who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers solely on the basis of seeking the most favorable price and efficient execution. Therefore, the Subadviser is authorized to place orders for the purchase and sale of securities and futures contracts for the Fund with such brokers or futures commission merchants, subject to review by the Company's Board of Directors from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers or futures commission merchants may be useful to the Subadviser in connection with the Subadviser's services to other clients.

              On occasions when the Subadviser purchases or sells the same security or other investment on behalf of the Fund as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or other investments sold or purchased for the Fund and such other clients in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or other investments so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

              (iv) The Subadviser shall maintain all books and records with respect to the Fund's portfolio transactions required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph
              (f) of Rule 31a-1 under the 1940 Act, and shall render to the Company's Board of Directors such periodic and special reports as the Directors may reasonably request. The Subadviser shall make reasonably

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              available its employees and officers for consultation with any of the Directors or officers or employees of the Fund with respect to any matter discussed herein, including, without limitation, the valuation of the Fund's securities.

              (v) The Subadviser shall provide the Fund's Custodian on each business day with information relating to all transactions concerning the portion of the Fund's assets it manages, and shall provide the Manager with such information upon request of the Manager.

              (vi) The investment management services provided by the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others. The Manager acknowledges that Subadviser may effect transactions on the Fund's behalf in a manner that is inconsistent with transactions that the Subadviser recommends or effects on behalf of its other clients. Conversely, Subadviser and Manager understand and agree that if the Manager manages the Fund in a "manager-of-managers" style, the Manager will, among other things,
              (i) continually evaluate the performance of the Subadviser through quantitative and qualitative analysis and consultations with the Subadviser; (ii) periodically make recommendations to the Company's Board as to whether the contract with one or more subadvisers should be renewed, modified, or terminated; and (iii) periodically report to the Company's Board regarding the results of its evaluation and monitoring functions. The Subadviser recognizes that its services may be terminated or modified pursuant to this process.

       (b) The Subadviser shall authorize and permit any of its directors, officers and employees who may be elected as Directors or officers of the Company to serve in the capacities in which they are elected. Services to be furnished by the Subadviser under this Agreement may be furnished through the medium of any of such directors, officers or employees.

       (c) The Subadviser shall keep the Fund's books and records required to be maintained by the Subadviser pursuant to paragraph 1(a)(iv) hereof and shall timely furnish to the Manager all information relating to the Subadviser's services hereunder needed by the Manager to keep the other books and records of the Fund required by Rule 31a-1 under the 1940 Act. The Subadviser agrees that all records which it maintains for the Fund are the property of the Fund, and the Subadviser will surrender promptly to the Fund any of such records upon the Fund's request, provided, however, that the Subadviser may retain a copy of such records. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a)(iv) hereof.

       (d) The Subadviser agrees to maintain compliance procedures reasonably designed to ensure its compliance with the 1940 Act, the Investment Advisers Act of 1940, as amended, and other applicable state and federal regulations.

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       (e)    The Subadviser shall furnish to the Manager copies of all records prepared in connection with (i) the performance of this Agreement and
       (ii) the maintenance of compliance procedures pursuant to paragraph 1(d) hereof as the Manager may reasonably request.

       2. The Manager shall continue to have responsibility for all services to be provided to the Fund pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadviser's performance of its duties under this Agreement. The Subadviser will have no responsibility or authority with respect to the Fund other than those responsibilities or grants of authority specifically set forth in this Agreement and as are imposed by applicable law.

       3. For the services provided and the expenses assumed pursuant to this Agreement, the Manager shall pay the Subadviser as full compensation therefor, a fee equal to the percentage of the Fund's average daily net assets of the portion of the Fund managed by the Subadviser as described in the attached Schedule A. The Manager agrees to pay such fees regardless of whether it receives fees from the Fund under the Management Agreement. The Subadviser will not be required to waive its fees or reimburse Fund expenses, even if the Manager waives its management fees or reimburses Fund expenses. The Manager represents and warrants that this Agreement has been approved by the Fund's shareholders in accordance with the 1940 Act.

       4. The Subadviser shall not be liable for any error of judgment or for any loss suffered by the Fund or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Subadviser's part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement. The Subadviser shall not be obligated to conform its activities to any directive of the Board of Directors of the Company to the extent that compliance with such directive would (i) violate any applicable law, rule, regulation or similar legal requirement; (ii) be inconsistent with or violate the Fund's investment objectives, policies or restrictions as set forth in the Prospectus; or (iii) be inconsistent with or violate any provision in the Company's Articles of Incorporation or By-Laws.

       5. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Company, on behalf of the Fund, at any time, without the payment of any penalty, by the Board of Directors of the Company or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Manager or the Subadviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement. The Subadviser agrees that it will promptly notify the Company and the Manager of the occurrence or anticipated occurrence of any event that would result in the assignment (as defined in the 1940 Act) of this Agreement, including, but not limited to, a change or anticipated change in control (as defined in the 1940 Act) of the Subadviser.

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       Any notice or other communication required to be given pursuant to
Section 5 of this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, NJ 07102-4077, Attention: Secretary; (2) to the Company at Gateway Center Three, 100 Mulberry Street, Newark, NJ 07102-4077, Attention: Secretary; or (3) to the Subadviser at 75 Holly Hill Lane, Greenwich, CT 06830, Attention: Vice President, Client Services.

       6. Nothing in this Agreement shall limit or restrict the right of any of the Subadviser's directors, officers or employees who may also be a Director, officer or employee of the Company or the Fund to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

       7. During the term of this Agreement, the Manager agrees to furnish the Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Fund or the public, which refer to the Subadviser in any way, prior to use thereof and not to use material if the Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed) after receipt thereof. Sales literature may be furnished to the Subadviser hereunder by first-class or overnight mail, facsimile transmission equipment or hand delivery.

       8. This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in conformity with the requirements of the 1940 Act.

       9.     This Agreement shall be governed by the laws of the State of New
York.

       IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.



                         PRUDENTIAL INVESTMENTS FUND MANAGEMENT LLC
                         By: /s/ Robert F. Gunia
                             -------------------
                             Robert F. Gunia
                             Executive Vice President

                         BANK OF IRELAND ASSET MANAGEMENT (U.S.) LIMITED
                         By: /s/ Lelia Long
                             --------------
                                 Lelia Long
                                 Senior Vice President

                         By: /s/ Rosemary Mahon
                             ------------------
                                 Rosemary Mahon
                                 Senior Vice President

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                                SCHEDULE A TO THE
                          SUBADVISORY AGREEMENT BETWEEN
                 PRUDENTIAL INVESTMENTS FUND MANAGEMENT LLC AND
       BANK OF IRELAND ASSET MANAGEMENT (U.S.) LIMITED WITH RESPECT TO THE
             INTERNATIONAL VALUE FUND OF PRUDENTIAL WORLD FUND, INC.

                              COMPENSATION SCHEDULE

Annual fee payable to the Subadviser as a percentage of average daily net assets of the Fund managed by the Subadviser:

0.45% on the first $50 million of average daily net assets;

0.40% on the next $50 million;

0.30% on the next $500 million;

0.28% on the next $200 million; and

0.27% on the Fund's assets managed by the Subadviser over $800 million.


Dated as of April 9th, 2001



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